Altus Midstream Company (a Delaware corporation)         Exhibit 21.1
Listing of Subsidiaries as of December 31, 2018

Exact Name of Subsidiary and Name             Jurisdiction of
under which Subsidiary does Business             Incorporation or Organization
Altus Midstream GP LLC                            Delaware
Altus Midstream LP                                Delaware
Alpine High Subsidiary GP LLC                        Delaware
Alpine High Gathering LP                            Delaware
Alpine High Processing LP                            Delaware
Alpine High NGL Pipeline LP                            Delaware
Alpine High Pipeline LP                            Delaware

1